EXHIBIT 11

                        THE BANK OF NEW YORK COMPANY, INC.
                     Computation of Earnings Per Common Share
                      (In millions, except per share amounts)


                                           For the Three Months Ended
                                                    March 31,
                                                  1995     1994
                                                  ----     ----

Weighted Average Number of Shares
 of Common Stock for Primary Computation           188      188

Shares Assumed to be Issued on Conversion:
   Debentures                                       12       12
   Cumulative Preferred Stock                        1        2
                                                 -----    -----
Weighted Average Number of Shares of
 Common Stock Assuming Full Dilution               201      202
                                                 =====    =====


Net Income                                       $ 213    $ 178

Dividend Requirements on Preferred Stock             3        4
                                                 -----    -----
Net Income Available
 to Common Shareholders                            210      174

Interest on Convertible
 Debentures, Net of Tax                              2        2

Dividends on Convertible Preferred Stock             -        1
                                                 -----    -----
Net Income Available to Common
 Shareholders, Assuming Full Dilution            $ 212    $ 177
                                                 =====    =====
Earnings Per Share:
  Primary                                        $1.12    $0.93

  Fully Diluted                                   1.06     0.87